Exhibit 99.2

LETTER OF INTENT

This letter of intent (“Letter of Intent”), dated as of March 15, 2022, is entered into by and among Malachite Innovations, Inc., a Nevada corporation (“Malachite”) and the holders of all of the issued and outstanding shares of common stock of Range Environmental Resources, Inc., a West Virginia corporation (“Range”) as set forth on the signature page hereto (each a “Selling Shareholder” and collectively “Selling Shareholders”), whereby Malachite would enter into a transaction with the Selling Shareholders pursuant to the terms and subject to the conditions set forth herein. Malachite and the Selling Shareholders each may be referred to herein as a “Party” and together as the “Parties”. This Letter of Intent contains certain binding agreements and nonbinding understandings with respect to the transaction summarized below.

Part I – Nonbinding Provisions. The following Paragraphs 1 to 5 of this Letter of Intent (collectively, the “Nonbinding Provisions”) reflect our mutual understanding of the matters described in them, but each Party acknowledges that the Nonbinding Provisions are not intended to create or constitute any legally binding obligation on the Parties, and no Party shall have any liability to any other Party with respect to the Nonbinding Provisions until a fully integrated definitive agreement (the “Definitive Agreement”), and other related documents, are prepared, authorized, executed and delivered by and between all Parties. The Nonbinding Provisions represent the Parties’ general understanding and summary of the key points of the Transaction (as defined below). The Definitive Agreement, if prepared, will contain other terms and conditions of the Transaction including customary representations, warranties and covenants. If the Definitive Agreement is not prepared, authorized, executed or delivered for any reason, no Party to this Letter of Intent shall have any liability to any other Party to this Letter of Intent based upon, arising from, or relating to the Nonbinding Provisions.

1.	Transaction: Malachite, through its wholly-owned subsidiary Daedalus Ecosciences, Inc., would acquire 80% of the issued and outstanding shares of common stock of Range (the “Purchased Shares”) from the Selling Shareholders (the “Transaction”). The remaining 20% of the common equity of Range would be retained by the Selling Shareholders. The Transaction is expected to close no later than April 30, 2022 (the “Closing Date”).

2.	Consideration: In connection with the Transaction, Malachite would provide the Selling Shareholders with the following consideration: (i) cash consideration in an amount equal to $1,000,000 (“Cash Consideration”) and (ii) equity consideration in an amount equal to 10,000,000 shares of newly-issued unregistered shares of common stock of Malachite (“Stock Consideration”).

3.	Holdback: On the date on which the Definitive Agreement is executed, Malachite would hold back from the Cash Consideration an amount equal to $250,000 for a six-month period (“Holdback Period”) following the Closing Date to cover any qualifying indemnification claims by Malachite (“Holdback Amount”). Upon the expiration of the Holdback Period, the Holdback Amount would be promptly paid to the Selling Shareholders less any amounts subject to qualifying indemnification claims.

4.	Employment Agreement: On the Closing Date, Malachite would offer each Selling Shareholder an employment agreement to serve as “Co-President” of Range for compensation equal to $250,000 per annum plus standard benefits (each an “Employment Agreement”). Malachite would agree to work in good faith with each Selling Shareholder to execute a mutually acceptable Employment Agreement on the Closing Date.

5.	Closing Conditions: The Parties’ obligation to close the Transaction consistent with the terms set forth in this Letter of Intent are subject in all respects to: (a) Malachite’s satisfactory completion of its due diligence and (b) final approval of the Transaction and the Definitive Agreement by Malachite’s Board of Directors.

Part II - Binding Provisions. The following Paragraphs 6-18 of this Letter of Intent (collectively, the “Binding Provisions”) will constitute the legally binding and enforceable agreements of the Parties in recognition of the costs to be borne by such Parties in pursuing this proposed Transaction and further, in consideration of their mutual undertakings as to the matters described herein.

6.	Nonbinding Provisions Not Enforceable: The Nonbinding Provisions do not create or constitute any legally binding obligations among the Parties, and no Party shall have any liability to the other Party with respect to the Nonbinding Provisions until the Definitive Agreement, if one is successfully negotiated, is executed and delivered by and between all Parties. If the Definitive Agreement is not prepared, authorized, executed or delivered for any reason, no Party to this Letter of Intent shall have any liability to any other Party to this Letter of Intent based upon, arising from, or relating to the Nonbinding Provisions.

7.	Due Diligence: Upon execution of this Letter of Intent, Malachite will immediately begin its confirmatory due diligence of Range. In connection with such due diligence, the Selling Shareholders and Range will give Malachite and its representatives reasonable access to management, books, records, financial statements and properties of Range to enable Malachite to complete its confirmatory due diligence investigation.

8.	Legal Documentation: Concurrent with Malachite’s due diligence review of Range, the Parties will begin drafting the Definitive Agreement with the goal of executing the Definitive Agreement within the time frame set forth below in Paragraph 10. The Parties agree to act in good faith in the negotiation of the Definitive Agreement. In addition to the terms set forth in this Letter of Intent, the Definitive Agreement will contain other terms, conditions and covenants customary for transactions of this type. The Parties agree that Malachite will prepare and deliver the initial drafts of the Definitive Agreement and the Employment Agreements.

9.

Consents: The Parties shall cooperate with each other and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Definitive Agreement.

10.	Time Frame; Termination: Malachite intends to complete its due diligence and the Parties intend to complete the legal documentation and execute the Definitive Agreement by the Closing Date. The Binding Provisions and this Letter of Intent may be terminated: (a) at any time, by mutual written agreement of the Parties; (b) at any time, by written notice by Malachite to the Selling Shareholders and Range; or (c) at any time, by written notice by the Selling Shareholders to Malachite, provided that the termination of this Letter of Intent will not affect the liability of a Party for breach of any of the Surviving Binding Provisions and Non-Surviving Binding Provisions (as each of those terms are defined in Paragraph 18 below) prior to termination, nor of the Surviving Binding Provisions thereafter. Upon termination of this Letter of Intent, the Parties will have no further obligations under this Letter of Intent, except with respect to the Surviving Binding Provisions which will survive in full force and effect, unamended.

11.	Confidentiality; Disclosure: This Letter of Intent, and the existence or status of negotiations, are private and confidential and shall not be disclosed by any Party without the prior written consent of the other Parties; provided, however, the Parties may share such confidential information with their respective directors, officers, employees, consultants, stockholders, affiliates, subsidiaries, agents, representatives, attorneys, accountants, advisors and potential financing sources (“Representatives”) who are directly involved in the negotiation and closing of the Transaction. Notwithstanding anything to the contrary in this Paragraph 11, the Parties acknowledge that following the execution of this Letter of Intent, Malachite shall file a Form 8-K with the SEC and issue a related press release regarding the Letter of Intent and the proposed Transaction. With the exception of the Form 8-K and press release described in this Paragraph 11, the Parties agree not to issue any further press releases or make any further public announcement regarding the Transaction prior to the Closing without prior written mutual consent of all Parties, except where a public announcement is otherwise required by law.

12.	Exclusivity: The Parties agree that unless negotiations between the Parties are earlier terminated pursuant to Paragraph 10, Range and the Selling Shareholders shall not, and shall not permit any of their respective Representatives to, entertain, solicit, discuss, facilitate, enable or pursue a possible merger, acquisition (whether of all or substantially all of Range’s stock or assets), recapitalization, joint venture or other material transaction involving Range or the shares of Range (an “Alternative Transaction”) from the date hereof until June 30, 2022 (the “Exclusivity Period”).

13.	Fees and Expenses; No Broker: Malachite and the Selling Shareholders shall each be responsible for their respective fees and expenses incurred in connection with the Transaction and the negotiation and closing of the Definitive Agreement, including, without limitation, fees and expenses of attorneys, accountants, consultants, valuation consultants, advisors and other professionals, regardless of whether the Transaction is consummated or terminated. Not in limitation of the foregoing, the Selling Shareholders agree that they shall be responsible for the fees and expenses incurred by Range. The Parties represent to one another that they have not engaged an investment banker in connection with the Transaction nor are liable for any brokerage or similar fee as a result of the proposed Transaction.

14.	Entire Agreement: This Letter of Intent represents the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof. This Letter of Intent can be amended, supplemented or changed only by a written instrument executed by all the Parties.

15.	Severability: If any Binding Provision of this Letter of Intent is invalid, illegal or incapable of being enforced by any law or public policy, then all other Binding Provisions of this Letter of Intent shall remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to Malachite or the Selling Shareholders. Upon such determination that any Binding Provision is invalid, illegal or incapable of being enforced, the Parties will work in good faith to modify this Letter of Intent to accomplish the original intent of the Parties.

16.	Governing Law: This Letter of Intent shall be governed by and construed in accordance with the laws of Ohio without giving effect to conflicts of laws principles thereof. The Parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in Cuyahoga County, Ohio in connection with any action relating to this Letter of Intent.

17.	Counterparts: This Letter of Intent may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Letter of Intent and all of which, when taken together, will be deemed to constitute one and the same agreement.

18.	Survival: Notwithstanding the termination of this Letter of Intent as set forth in Paragraph 10 above, the provisions set out in Paragraphs 6, 11, 13, 16 and 18 will survive in the event that this Letter of Intent is terminated (the “Surviving Binding Provisions”). The remaining Paragraphs of this Part II shall be the “Non-Surviving Binding Provisions.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Letter of Intent to be duly executed as of the date hereof.

MALACHITE INNOVATIONS, INC.

By:	Michael Cavanaugh
Its:	Chief Executive Officer

RANGE ENVIRONMENTAL RESOURCES, INC.

By:	Jeremy Starks
Its:	Co-President

SELLING SHAREHOLDERS

Jeremy Starks

Joshua Justice